UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2010

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190

333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959	23-3064219

1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

000-16844	PECO ENERGY COMPANY (a Pennsylvania corporation) P.O. Box 8699 2301 Market Street Philadelphia, Pennsylvania 19101-8699 (215) 841-4000	23-0970240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

The recent Federal tax legislation includes provisions making qualified property placed into service after September 8, 2010 and before January 1, 2012 eligible for 100% bonus depreciation for tax purposes. In addition, qualified property placed into service in 2012 is eligible for 50% bonus depreciation for tax purposes. These provisions of the recent tax legislation will generate approximately $1 billion of cash for Exelon Corporation (Exelon) through accelerated depreciation (approximately $850 million in 2010-2011 and approximately $170 million in 2012). The cash generated is an acceleration of tax benefits that Exelon would have otherwise received over 20 years. Because taxable income is reduced as a result of bonus depreciation taken, there is also a reduction in the manufacturing tax deduction for which Exelon is eligible. Exelon expects that the direct impacts of the tax legislation will reduce Exelon’s 2010 earnings by approximately $0.01 per share and 2011 earnings by approximately $0.11 per share.

As a result of these accelerated cash benefits, on December 28, 2010, the Exelon board of directors authorized contributions to the Exelon pension plans in the first quarter of 2011 in the aggregate amount of $2.1 billion, including the contribution of $800 million Exelon was previously expected to make in 2011. Exelon expects to fund the contributions with $500 million from cash from operations, $850 million from the tax benefits associated with bonus depreciation, and $750 million from the tax benefits of making the contributions. Exelon expects that the contributions will increase the plan’s funded status from approximately 77% to approximately 89% as of December 31, 2011, subject to actual 2010 and 2011 asset returns and final actuarial valuations. Because the cash tax benefits will be realized over the course of 2011 and Exelon expects to make the pension contributions in the first quarter, Exelon or its subsidiaries may incur debt to fund a portion of the pension contributions pending receipt of the actual cash tax benefit. The proposed pension contribution will reduce Exelon’s earnings by approximately $0.04 per share in 2010 as a result of a reduced manufacturing tax deduction; however, the pension contribution will generate approximately $0.08 per share of earnings in 2011 to partially offset the impacts of the reduction in the manufacturing deduction in that year.

The combined effects of the tax legislation and the pension contributions are expected to reduce 2010 earnings by approximately $0.05 per share and reduce 2011 earnings by approximately $0.03 per share.

* * * * *

This combined Form 8-K is being furnished separately by Exelon, Exelon Generation Company, LLC, Commonwealth Edison Company and PECO Energy Company (Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2009 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s Third Quarter 2010 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors, (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION EXELON GENERATION COMPANY, LLC

/s/ Matthew F. Hilzinger
Matthew F. Hilzinger
Senior Vice President and Chief Financial Officer
Exelon Corporation

COMMONWEALTH EDISON COMPANY

/s/ Joseph R. Trpik, Jr.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

PECO ENERGY COMPANY

/s/ Phillip S. Barnett
Phillip S. Barnett
Senior Vice President and Chief Financial Officer
PECO Energy Company

January 3, 2011